Exhibit 10.5

Named Executive Officer Compensation

Effective January 1, 2006, the Compensation Committee of the Board of Directors (the “Committee”) of Chesapeake Energy Corporation set the 2006 annual base salaries of the named executive officers at $975,000 for Aubrey K. McClendon and Tom L. Ward, $625,000 for Marcus C. Rowland, $500,000 for Martha A. Burger and $375,000 for Michael A. Johnson. In addition, the Committee awarded cash bonuses to the named executive officers, payable on January 15, 2006, of $700,000 for Aubrey K. McClendon and Tom L. Ward, $400,000 for Marcus C. Rowland, $275,000 for Martha A. Burger and $150,000 for Michael A. Johnson. Effective February 13, 2006, Steven C. Dixon was named Chesapeake’s Executive Vice President – Operations and Chief Operating Officer. His 2006 annual base salary is $625,000. Mr. Ward resigned as President and Chief Operating Officer effective February 10, 2006.